Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Kamada Ltd. In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to Ordinary Shares, par value NIS 1.0 per share, of Kamada Ltd. beneficially owned by each of them.

Date: February 14, 2024

/s/ Leon Recanati
By:	Gov Financial Holdings Ltd.
Name:	Leon Recanati
Title:	Chairman and CEO

/s/ Leon Recanati
By:	Insight Capital Ltd.
Name:	Leon Recanati
Title:	Chairman and CEO

/s/ Leon Recanati
By:	Leon Recanati